CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 23, 2017, with respect to the financial statements and financial highlights of the Redwood Managed Volatility Portfolio (a fund in the Two Roads Shared Trust) appearing in the December 31, 2016 Annual Report to Shareholders on Form N-CSR, which is incorporated by reference in this Post-Effective Amendment No. 128 to the Registration Statement No. 333-182417 on Form N-1A (the “Registration Statement”). We consent to the incorporation by reference in the Registration Statement of the aforementioned report and to the use of our name as it appears under the captions “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and “Policies and Procedures For Disclosure Of Portfolio Holdings” and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

Chicago, Illinois

April 19, 2017